Exhibit 2.1
Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG
8TH AVENUE FOOD & PROVISIONS, INC.,
THE SELLERS NAMED HEREIN

AND

POST HOLDINGS, INC.

Dated as of June 3, 2025

i

SCHEDULE A – SHAREHOLDERS

SCHEDULE B – MANAGEMENT STOCK PURCHASE AGREEMENT COUNTERPARTIES

SCHEDULE 6.1(A) – AGREEMENTS WITH RELEASEES

EXHIBIT A – FORM OF MUTUAL RELEASE AND CONFIDENTIALITY AGREEMENT

EXHIBIT B – FORM OF BRING-DOWN RELEASE AGREEMENT

EXHIBIT C – FORM OF RESIGNATION LETTER

EXHIBIT D – FORM OF JOINDER AGREEMENT
ii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 3, 2025, is by and among POST HOLDINGS, INC., a Missouri corporation (the “Purchaser”), 8th Avenue Food & Provisions, Inc., a Missouri corporation (the “Company”), each of the Persons indicated under the caption “Sellers” on the signature pages hereto (collectively, the “Initial Sellers”), and any additional Persons who execute a Joinder Agreement in accordance with Section 2.3 (collectively with the Initial Sellers, the “Sellers”). Certain capitalized terms used in this Agreement are defined in Section 1.1.
RECITALS
A.    The Purchaser owns all (100%) of the Class B common stock, par value $0.01 per share, of the Company.
B.    The Sellers collectively own (i) at least 99% of the 11% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), (ii) at least 99% of the Class A common stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), and (iii) all (100%) of the Class C common stock, par value $0.01 per share, of the Company (the “Class C Common Stock”, and, together with the Series A Preferred Stock and the Class A Common Stock owned by the Sellers, the “Purchased Shares”).
C.    The Purchaser and each of the Sellers desire to enter into this Agreement pursuant to which, subject to the terms and conditions hereof, the Purchaser shall purchase from each Seller, and each Seller shall sell to the Purchaser, all (100%) of the Purchased Shares owned by each Seller (the “Share Purchase”).
D.    Additional shareholders of the Company may elect to become parties to this Agreement by executing a Joinder Agreement prior to the Closing in accordance with Section 2.3.
E.    The Purchaser intends to acquire all (100%) of the issued and outstanding shares of Series A Preferred Stock, Class A Common Stock and Class C Common Stock, and in the event that any of the issued and outstanding shares of Series A Preferred Stock or Class A Common Stock are not acquired by the Purchaser pursuant to this Agreement (the “Unpurchased Shares”), then immediately following the Closing the Purchaser intends to cause the Company to effect a short-form merger pursuant to RSMo §351.447 (the “Short-Form Merger”) to acquire the Unpurchased Shares, and the consideration to be paid to the holders of the Unpurchased Shares in such Short-Form Merger shall be the same per share consideration (if any) paid to the Sellers of Series A Preferred Stock or Class A Common Stock, respectively, pursuant to this Agreement.
F.    The Purchaser and the Sellers intend that the amounts to be paid under this Agreement or the Short-Form Merger by the Purchaser for the Series A Preferred Stock, the Class A Common Stock (if any) and the Class C Common Stock (if any) shall be the only amounts payable to the Sellers (and any holders of Unpurchased Shares) in respect of their respective shares of Series A Preferred Stock, Class A Common Stock or Class C Common Stock, notwithstanding the provisions of the Organizational Documents of the Company or any plan, agreement, document or instrument that may provide for payments of cash, securities or other property to any holder of shares of Series A Preferred Stock, Class A Common Stock or Class C Common Stock (whether upon a sale, change of control or liquidation of the Company or otherwise).
NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Certain Defined Terms. As used in this Agreement, the terms below shall have the following meanings.
“2018 Equity Incentive Plan” means the 8th Avenue Food & Provisions, Inc. 2018 Equity Incentive Plan, as it may have been amended, modified or revised as of the date hereof.
“2023 Restricted Stock Incentive Plan” means the 8th Avenue Food & Provisions, Inc. 2023 Restricted Stock Incentive Plan, as it may have been amended, modified or revised as of the date hereof.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Class A Common Stock” has the meaning specified in the Recitals.
“Class C Common Stock” has the meaning specified in the Recitals.
“Closing” has the meaning specified in Section 3.1.
“Closing Date” has the meaning specified in Section 3.1.
“Closing Transaction Expenses” means (A) all out-of-pocket expenses, costs and fees incurred by or on behalf of the Company or any of its Subsidiaries (including any special committee of the Board of Directors of the Company) payable to third-party professionals in connection with (i) the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby or (ii) the solicitation of potential purchasers of the Company or any of its Subsidiaries or any of its businesses, any sale process or the preparation, negotiation and consideration of strategic alternatives, including, in each case, fees and expenses payable to investment banks, accountants, consultants, counsel, advisors and other third parties (including Ropes & Gray, Alvarez & Marsal and Centerview Partners), in each case that are unpaid as of the Closing, (B) out-of-pocket expenses, costs and fees incurred since May 1, 2024, and payable to Latham & Watkins, in an amount not to exceed $1,000,000, that specifically relate to this Agreement and the transactions contemplated thereby (or contingency planning and other advisory services for certain alternatives to this Agreement and the transactions contemplated thereby) incurred by or on behalf of the Indirect Sellers and Affiliates thereof, and (C) out-of-pocket expenses, costs and fees payable to Kirkland & Ellis, in an amount not to exceed $75,000, that specifically relate to this Agreement and the transactions contemplated thereby (and/or to contingency planning for certain alternatives to this Agreement and the transactions contemplated thereby) incurred by or on behalf of Thomas H. Lee Partners, L.P. and/or Affiliates thereof.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning specified in the Recitals.
“Company Invoices” has the meaning set forth in Section 2.5(a)(ii).

“Confidential Information” means all information of a confidential, non-public or proprietary nature (however evidenced, documented or maintained) held or used by or relating to the Company, any of its Subsidiaries or any of their respective businesses, including: (i) all information that constitutes a trade secret under applicable Law, (ii) all information concerning product specifications, blueprints, process technology, data, know-how, formulae, recipes, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes and (iii) all information concerning the business, affairs and prospects of the Company or its Subsidiaries or any of their respective businesses, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, manuals, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, Contracts, names and backgrounds of key personnel and personnel training techniques and materials; provided, however, that “Confidential Information” shall not include information that (x) as of the date hereof, has been previously published and was generally available and part of the public domain or (y) is published and becomes generally available and part of the public domain after the date hereof, unless such publication occurs as a result of a breach of this Agreement by any Seller. Confidential Information shall not be deemed “generally available” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.
“Contract” means any contract, indenture, note, bond, mortgage, franchise, lease, license, commitment, obligation, instrument, arrangement, understanding or other agreement, whether written or oral, to which a Person is legally bound or to which its assets or properties are subject and any amendments or supplements thereto.
“Encumbrance” means any claim (including for taxes), lien (including for taxes), pledge, option to purchase, right of first offer or refusal, buy-sell agreement, defect in title, charge, security interest, restriction on transfer, voting agreement, voting trust, proxy, preemptive right (whether statutory or contractual), shareholder or similar agreement, adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other restriction or encumbrance of any nature or kind, whether voluntarily incurred or arising by operation of law, including any agreement to give any of the foregoing in the future.
“Equity Plans” means the 2018 Equity Incentive Plan and the 2023 Restricted Stock Incentive Plan.
“Funded Indebtedness” means the aggregate amount due and owing by the Company or its Subsidiaries, in each case as set forth in the Pay-Off Letters, under the Company’s First Lien Term Loan, First Lien Incremental Term Loan, Second Lien Term Loan and Revolving Credit Facility.
“Governmental Authority” means any nation or government, province, state, county, municipality or any other political subdivision, regulatory body, agency or instrumentality or authority of any of the foregoing, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Indirect Seller” has the meaning specified in the Release Agreement.
“Indirect Seller GP” has the meaning specified in the Release Agreement.
“Indirect Seller (Parallel) GP” has the meaning specified in the Release Agreement.

“Initial Sellers” has the meaning specified in the first paragraph of this Agreement.
“Investment Agreements” means each of the following (as amended or modified from time to time as of the date hereof): (i) the Transaction Agreement, dated as of August 2, 2018, by and among THL Equity Fund VIII Investors (PB), LLC, the Company and the Purchaser; (ii) the Shareholders Agreement; (iii) the Registration Rights Agreement, dated as of October 1, 2018, by and among the Company and the other parties thereto and (iv) the Tax Sharing Agreement, dated as of October 1, 2018, by and among the Company and the other parties thereto.
“Invoices” means the Seller Invoices and the Company Invoices.
“Joinder Agreement” has the meaning specified in Section 2.3.
“Laws” means all foreign, federal, state or local laws, statutes, codes, ordinances, regulations, rules, orders, judgments, decisions, administrative requirements or restrictions, policies, agency guidelines or guidance and decrees of Governmental Authorities.
“Liability” means any and all indebtedness, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, determined or determinable, unasserted or asserted, liquidated or unliquidated or due or to become due, including any liability for taxes.
“Losses” means losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and court costs.
“Management Stock Purchase Agreements” means the Stock Purchase Agreements (as amended or modified from time to time as of the date hereof) between THL Equity Fund VIII Investors (PB), LLC, THL Equity Fund VIII Investors (PB2), LLC, Thomas H. Lee Parallel Fund VIII, L.P., Thomas H. Lee Equity Fund VIII, L.P., the Company and certain of the Sellers who are or were officers or employees of the Company and are identified on Schedule B.
“Order” means any judgment, assessment, decision, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Authority or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).
“Organizational Documents” means: (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or incorporation; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, the applicable trust documents and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, natural person or trust, its governing instruments as required or contemplated by the Laws of its jurisdiction of formation or organization.
“Outside Date” has the meaning specified in Section 7.1(b).
“Parties” means and includes all of the Persons executing this Agreement or a Joinder Agreement in accordance with Section 2.3.

“Pay-Off Letters” has the meaning specified in Section 2.5(b)(i).
“Permits” means any licenses, consents, permits, certificates, notifications, exemptions, variances, classifications, registrations, franchises, approvals, Orders or authorizations, or any waivers of the foregoing, issued by, or any filings necessary in order to be authorized to take an action with, any Governmental Authority.
“Person” means any individual, sole proprietorship, enterprise, firm, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or Governmental Authority.
“Proceeding” means any judicial, administrative, investigative or arbitral action, suit, hearing, claim, investigation, litigation, injunction, judgment, decree, action, complaint, arbitration or proceeding (whether public or private).
“Purchase Price” has the meaning specified in Section 2.1(a).
“Purchased Shares” has the meaning specified in the Recitals.
“Purchaser” has the meaning specified in the first paragraph of this Agreement.
“Release Agreement” has the meaning specified in Section 3.2(a)(iv).
“Released Claims” has the meaning specified in Section 6.1(a).
“Releasees” has the meaning specified in Section 6.1(a).
“Releasing Parties” has the meaning specified in Section 6.1(a).
“Representative” means any officer, director, manager, principal, agent, contractor, employee or other authorized representative, advisor, consultant, accountant or attorney.“Seller” and “Sellers” have the meanings specified in the first paragraph of this Agreement.
“Seller Invoices” has the meaning specified in Section 2.5(a)(i).
“Series A Preferred Stock” has the meaning specified in the Recitals.
“Share Purchase” has the meaning specified in the Recitals.
“Shareholders Agreement” means the Amended and Restated Shareholders Agreement of the Company, dated as of April 10, 2023 (as amended or modified from time to time as of the date hereof).
“Short-Form Merger” has the meaning specified in the Recitals.
“Subsidiary” of any Person means any other Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned or controlled, directly or indirectly, by such first Person or one or more of the other Subsidiaries of such first Person or a combination thereof.
“Unpurchased Shares” has the meaning specified in the Recitals.
“THL Investors” has the meaning set forth in the Shareholders Agreement.

Section 1.2    Rules of Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)    Dollars. Any reference in this Agreement to “$” or “Dollars” means United States dollars.
(b)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(c)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(d)    Exhibits and Schedules. The Exhibits and Schedules hereto are hereby incorporated and made a part hereof and are an integral part of this Agreement. Capitalized terms used in the Exhibits and Schedules hereto but not otherwise defined therein shall be defined as set forth in this Agreement.
(e)    Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(f)    Including; Or. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “or”, “any” or “either” are not exclusive.
(g)    Statutes. References herein to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder.
(h)    Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES
Section 2.1    Purchase Price.
(a)    The aggregate amount to be paid by the Purchaser for all (100%) of the issued and outstanding shares of Series A Preferred Stock, Class A Common Stock and Class C Common Stock shall be $20,115,139.40 (the “Purchase Price”).
(b)    The portion of the Purchase Price payable to each holder of Series A Preferred Stock shall be as set forth opposite the name of such Seller on Schedule A hereto. The Parties understand and agree that no cash consideration shall be payable to the Sellers in exchange for their sale of their Class A Common Stock or Class C Common Stock (although such Sellers acknowledge that they are receiving non-cash consideration by virtue of their status as “Sellers” hereunder).

Section 2.2    Sale and Transfer of Purchased Shares. On the terms contained in this Agreement, at the Closing the Purchaser shall purchase from each Seller, and each Seller shall sell to the Purchaser, the number and type(s) of Purchased Shares set forth opposite the name of such Seller on Schedule A hereto in consideration of the portion of the Purchase Price payable to such Seller based upon the number and type(s) of Purchased Shares owned by such Seller on Schedule A hereto, in each case free and clear of any and all Encumbrances, other than restrictions under applicable federal and state securities Laws.
Section 2.3    Joinder of Additional Sellers. From the date hereof until the Closing, additional shareholders of the Company may elect to become parties to this Agreement by executing and delivering to the Purchaser a joinder agreement in the form attached hereto as Exhibit D (each, a “Joinder Agreement”). Upon execution and delivery of a Joinder Agreement, each such additional shareholder shall be deemed a “Seller” for all purposes of this Agreement.
Section 2.4    Payments at Closing. At the Closing, the Purchaser shall:
(a)    pay an amount equal to the Funded Indebtedness by wire transfer of immediately available funds to the holders of the Funded Indebtedness, in such amounts and to such accounts as specified in the Pay-Off Letters;
(b)    pay an amount equal to the Closing Transaction Expenses to the Persons entitled thereto (in the respective amounts and in accordance with the payment instructions set forth in the Invoices); and
(c)    pay to each Seller, by check or wire transfer payable to such Seller (provided such Seller shall have delivered appropriate wire instructions to the Purchaser at least two business days before the Closing), an amount equal to the portion of the Purchase Price payable to such Seller as set forth opposite the name of such Seller on Schedule A hereto.
Section 2.5    Pre-Closing Deliveries.
(a)    At least two business days before the Closing, and as a condition to the Purchaser’s obligation to effect the Closing, the Sellers shall (or shall cause their designees to) deliver to the Purchaser, in each case duly executed or otherwise in proper form and reasonably satisfactory to the Purchaser invoices from each Person to whom any Closing Transaction Expenses are payable and attributable to such Sellers, together with the agreement of each such Person that upon payment in full of all amounts owed to such Person as set forth in such Person’s invoice, no further payments shall be due such Person by the Company or the Purchaser for all services rendered through the Closing (the “Seller Invoices”).
(b)    At least two business days before the Closing, and as a condition to the Purchaser’s obligation to effect the Closing, the Company shall deliver to the Purchaser the following documents, in each case duly executed or otherwise in proper form and reasonably satisfactory to the Purchaser:
(i)pay-off letters from each holder of Funded Indebtedness setting forth the total amounts payable to each such holder of Funded Indebtedness to fully satisfy all principal, interest and all other fees, costs and expenses (including any prepayment or termination fees) due thereunder as of the Closing, together with appropriate wire instructions, and the agreement of each such holder of Funded Indebtedness that upon payment in full of all such amounts owed to such holder the relevant loan documents shall be terminated and such holder shall release and terminate all Encumbrances securing such Funded Indebtedness and deliver the original stock certificates and stock powers for each of the Subsidiaries of the Company to the Purchaser or its designee (the “Pay-Off Letters”); and
(ii)invoices from each Person to whom any Closing Transaction Expenses are payable and attributable to the Company, together with the agreement of each such Person that upon payment in full of all amounts owed to such Person as set forth in such Person’s invoice, no further payments shall be due such Person by the Company or the Purchaser for all services rendered through the Closing (the “Company Invoices”).
Section 2.6    Withholding. The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as the Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. The Purchaser (or other Person obligated to deduct and withhold) shall use commercially reasonable efforts to promptly notify the applicable payee within two (2) business days prior to the date on which such deduction or withholding is to be made and provide the applicable payee with reasonable opportunity to provide forms or other certifications to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable tax authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
CLOSING; DELIVERIES
Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Share Purchase (the “Closing”) shall take place on July 1, 2025 or such later date as Indirect Seller GP (on behalf of the Sellers) and the Purchaser may agree in writing (the “Closing Date”), and shall be effective as of 12:01 a.m., Central time, on the Closing Date. All deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents delivered. The Closing shall be consummated by exchanging documents via email, overnight courier or in such other manner as reasonably determined by the Parties.
Section 3.2    Deliveries at Closing.
(a)    Deliveries by the Sellers. At the Closing and as a condition to the Purchaser’s obligation to effect the Closing, the Sellers shall (or shall cause their designees to) deliver to the Purchaser the following documents, in each case duly executed or otherwise in proper form and reasonably satisfactory to the Purchaser:
(i)the certificates representing the Purchased Shares owned by each Seller as set forth opposite the name of such Seller on Schedule A hereto, together with appropriate stock powers duly executed by each Seller;
(ii)a completed form W-9 for each Seller and for each Person to whom any portion of the Closing Transaction Expenses or Funded Indebtedness are payable;
(iii)the resignation of each director of the Company (and each observer on the Board of Directors of the Company) who is not an officer of the Purchaser, accompanied by an acknowledgement and release from each such director (or observer) to the effect that no further payments are due such director (or observer) by the Company, each pursuant to the form attached hereto as Exhibit C; and
(iv)a Mutual Release and Confidentiality Agreement, in the form attached hereto as Exhibit A (the “Release Agreement”), executed by the Indirect Sellers, THL Equity Fund VIII Investors (PB), LLC, THL Equity Fund VIII Investors (PB2), LLC, Thomas H. Lee Equity Fund VIII, L.P., a Delaware limited partnership (“THL Fund”), Thomas H. Lee Parallel Fund VIII, L.P., THL Equity Fund VIII Investors (PB3), LP, THL Equity Advisors VIII, LLC, Indirect Seller GP, Indirect Seller (Parallel) GP, and, solely for purposes of Section 5 thereof, THL Managers VIII, LLC, effective as of the Closing.
(b)    Deliveries by the Purchaser. At the Closing and as a condition to the Sellers’ obligation to effect the Closing, the Purchaser shall make the payments described in Section 2.4 and shall deliver to Indirect Seller GP, on behalf of the Sellers, the Release Agreement, executed by the Purchaser effective as of the Closing.
(c)    Deliveries by the Company. At the Closing and as a condition to the Purchaser’s obligation to effect the Closing, the Company shall (or shall cause its designees to) deliver to the Purchaser the following documents, in each case duly executed or otherwise in proper form and reasonably satisfactory to the Purchaser:
(i)written evidence that the Board of Directors of the Company (and a special committee thereof to the extent required under any resolutions of the Board of Directors of the Company) shall have:
(A)resolved and determined that, for all purposes (including under the Company’s 2018 Equity Incentive Plan and the Company’s 2023 Restricted Stock Incentive Plan), the “Fair Market Value” of a share of Class A Common Stock (and each option granted under the Company’s 2018 Equity Incentive Plan) is equal to zero dollars ($0) and the “Fair Market Value” of a share of Class C Common Stock is equal to zero dollars ($0) (as the terms “Fair Market Value” are defined in the respective Equity Plans);
(B)approved the transactions contemplated by this Agreement for all purposes under the Organizational Documents of the Company, any Investment Agreements and any other Contract to which the Company is a party that may require any such approval; and
(C)taken all action required to terminate and cancel, for no consideration, all options to acquire shares of Class A Common Stock outstanding under the Company’s 2018 Equity Incentive Plan, effective as of the Closing, as provided in Section 3.2(c) of the 2018 Equity Incentive Plan (together with all documentation prepared by or on behalf of the Company to evidence such termination and cancellation); and
(ii)(x) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) dated no more than thirty (30) days before the Closing Date, together with written authorization for the Purchaser to deliver such notice to the IRS on behalf of the Company after the Closing and (y) a certification that the shares of Company capital stock are not “United States real property interests” as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code (for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3)).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller, on behalf of such Seller and no other Sellers, represents and warrants (severally and not jointly) to the Purchaser as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization and Authority. Such Seller (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Seller (i) has all requisite power and authority to enter into this Agreement, to carry out such Seller’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) has been duly authorized by all requisite action to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the transactions contemplated hereby (and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery or performance of this Agreement). This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms. For each Seller who is a natural person, the state listed on Schedule A hereto for such Seller is the state in which their primary residence is located.
Section 4.2    Conflicts; Consents.
(a)    None of the execution and delivery by such Seller of this Agreement, the consummation or performance by such Seller of the transactions contemplated hereby or compliance by such Seller with any of the provisions hereof shall (i) conflict with or violate the Organizational Documents of such Seller (if such Seller is not a natural person) or (ii) conflict with or result in any Encumbrance, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, modification or cancellation of any obligation under any: (A) Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound, (B) Order applicable to such Seller or by which any of the properties or assets of such Seller are bound or (C) applicable Law, except, in the case of clause (ii), for any conflict, breach, violation, default, acceleration, termination, modification, cancellation or Encumbrance that would not, individually or in the aggregate, affect the ability of such Seller to execute and deliver this Agreement or to consummate or perform the transactions contemplated hereby.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the compliance by such Seller with any of the provisions hereof, or the consummation by such Seller of the transactions contemplated hereby.
Section 4.3    Ownership of Purchased Shares. Such Seller (i) is the record and beneficial owner of, and has good and valid title to, the Purchased Shares set forth opposite the name of such Seller on Schedule A hereto, free and clear of all Encumbrances (other than state and federal securities Law restrictions), (ii) is not a party to or holder of any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any of the Purchased Shares set forth opposite the name of such Seller on Schedule A hereto (other than the Shareholders Agreement), (iii) after giving effect to the Share Purchase, shall not own or hold any indebtedness, capital stock or other equity interests (including any warrants, options, calls, puts or other rights to purchase or otherwise acquire, or Contracts that could require the issuance of, any capital stock or other securities) in the Company or any of its Subsidiaries and (iv) at the Closing, shall deliver to the Purchaser good and marketable title to the Purchased Shares set forth opposite the name of such Seller on Schedule A hereto free and clear of all Encumbrances, other than restrictions under applicable state and federal securities Laws.
Section 4.4    Investigation. Such Seller (i) has had an opportunity to ask the Company and its Representatives questions and receive answers and has had full access to such other information concerning the Company as such Seller has requested, (ii) understands and acknowledges that the value of the Purchased Shares may be more or less than the Purchase Price being delivered by the Purchaser in connection herewith and (iii) has conducted his, her or its own independent evaluation and made his, her or its own analysis as such Seller has deemed necessary, prudent or advisable in order for such Seller to make his, her or its own determination and decision to transfer the Purchased Shares hereunder, enter into this Agreement and consummate the transactions contemplated hereby. Such Seller is entering into this Agreement and the transactions contemplated hereby relying entirely upon such independent evaluation and analysis and without reliance upon any oral or written representations and warranties of any kind or nature by the Company or any of its Affiliates or Representatives (including the Purchaser and its Affiliates and Representatives).
Section 4.5    Financial Advisors. Other than Centerview Partners, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Seller in connection with the transactions contemplated by this Agreement, and no such Person is entitled to any fee or commission or like payment from the Company or such Seller in respect thereof, except to the extent treated as a Closing Transaction Expense for purposes of determining the amount of the Purchase Price.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:
Section 5.1    Organization and Authority. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Purchaser (i) has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and (ii) has been duly authorized by all requisite action to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (and no other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement). This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by each other Party) this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.
Section 5.2    Conflicts; Consents.
(a)    None of the execution and delivery by the Purchaser of this Agreement, the consummation or performance by the Purchaser of the transactions contemplated hereby or compliance by the Purchaser with any of the provisions hereof shall (i) conflict with or violate the Organizational Documents of the Purchaser or (ii) conflict with or result in any Encumbrance, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, termination, modification or cancellation of any obligation under, any: (A) Contract or Permit to which the Purchaser is a party or by which any of the properties or assets of the Purchaser are bound, (B) Order applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound or (C) applicable Law, except, in the case of clause (ii), for any conflict, breach, violation, default, acceleration, termination, modification, cancellation or Encumbrance that would not, individually or in the aggregate, affect the ability of the Purchaser to execute and deliver this Agreement or to consummate or perform the transactions contemplated hereby.
(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the compliance by the Purchaser with any of the provisions hereof, or the consummation by the Purchaser of the transactions contemplated hereby.
Section 5.3    Investment Intent. The Purchaser is acquiring the Purchased Shares as an investment for its own account and not with a view to the distribution thereof. The Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act of 1933, or any state securities Laws, and understands and agrees that it shall not sell, transfer, assign, pledge or hypothecate any of the Purchased Shares in the absence of registration under, or pursuant to an applicable exemption from, the Securities Act of 1933 and any other applicable federal or state securities Laws.
The provisions of this ARTICLE V will inure to the benefit of the Indirect Sellers and their Affiliates, each of whom are intended to be, as applicable, third-party beneficiaries of this ARTICLE V entitled to rely on the representations and warranties of the Purchaser herein.
ARTICLE VI
COVENANTS
Section 6.1    Mutual Release.
(a)    Each Party (and, in the case of the Purchaser, also on behalf of its Subsidiaries (including but not limited to the Company and its Subsidiaries), and, in the case of any other Party that is not a natural person, also on behalf of its Affiliates and its and their successors and assigns, and, in the case of any Party that is a natural person, also on behalf of his or her heirs, executors or personal representatives; collectively, for each such Party, such Party’s “Releasing Parties”), effective as of the Closing, hereby, irrevocably and unconditionally, fully and forever acquits, releases, discharges and waives any and all claims (including claims under applicable state and federal securities Laws and claims for breaches or alleged breaches of fiduciary or similar duties), counterclaims, causes of action, charges, demands, rights to rescind, damages, Losses, compensation, obligations, costs, expenses (including attorneys’ fees and court costs), debts, Contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at Law or in equity, against (i) each other Party and each of their respective current and former partners, shareholders, directors, officers, managers, members and Representatives, and (ii) the Company and its Subsidiaries and each of their respective current and former partners, shareholders, directors, officers, members and Representatives (collectively, in the case of clauses (i) and (ii), the “Releasees”), of every nature and kind that such Party or any of such Party’s other Releasing Parties have or may have had against any or all of the Releasees, whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise, from the beginning of time through the Closing, based upon, arising out of, with respect to or by reason of anything having to do with the Company and its Subsidiaries, including but not limited to (1) any direct or indirect ownership interest in the Company or alleged direct or indirect ownership interest in the Company, (2) any past, present or future management, governance, operation or business of the Company or any of its Subsidiaries, (3) any distributions, dividends or other payments made or not made by the Company or any of its Subsidiaries, (4) any Contracts between or among any Party or any of such Party’s Releasing Parties, on the one hand, and any other Releasee, on the other hand, in each case relating to the Company or its Subsidiaries, except as noted in Schedule 6.1(a), and (5) any actions, omissions or transactions involving the Company or any of its Subsidiaries, including the purchase by the Purchaser of the Purchased Shares pursuant to this Agreement (including the amount of the Purchase

Price) and any rights under any of the Investment Agreements or the other agreements, plans or documents referred to in Section 6.3 (collectively, the “Released Claims”); provided, however, that Released Claims shall not include (v) any claims or rights of such Party under this Agreement, (w) any claims for actual fraud as determined by any competent court or tribunal having jurisdiction over such Released Claims (for avoidance of doubt, such claims may be brought before such a determination has been made), (x) if such Party is a current employee of the Company or any of its Subsidiaries, (A) any claims for accrued but unpaid wages or benefits under any employee benefit plans of the Company or any of its Subsidiaries and (B) any claims arising solely from employment with the Company or any of its Subsidiaries (in the case of either (A) or (B), except with respect to equity and equity-based compensation or with respect to the termination and cancellation of the Equity Plans and any awards or agreements thereunder), (y) any applicable rights of any Party or its Affiliates arising pursuant to any indemnification or similar agreement providing for the indemnification of directors and officers of the Company or its Subsidiaries or (z) in the case of the Purchaser, any Contracts or arrangements between the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand (solely as relates to the rights and obligations of Purchaser and the Company or its Subsidiaries in any such Contracts or arrangements). The release set forth in this Section 6.1 shall be binding upon such Party and such Party’s other Releasing Parties and shall inure to the benefit of the Releasees and their respective successors and assigns and heirs, executors or personal representatives, as the case may be. For the avoidance of doubt, nothing in this Agreement shall impair the rights of any Person under the whistleblower provisions of any applicable federal Law (including by limiting the right to receive an award for information provided to any Governmental Authority under such Law).
(b)    Each Party hereby represents to the Releasees that such Party and such Party’s other Releasing Parties (i) have not assigned any Released Claims or possible Released Claims against any Releasee, (ii) fully intend to release all Released Claims against the Releasees including unknown and contingent Released Claims and (iii) have consulted with counsel with respect to the execution and delivery of this general release and have been fully apprised of the consequences thereof.
(c)    Each Party hereby irrevocably covenants to refrain from (and shall cause such Party’s other Releasing Parties to irrevocably covenant to refrain from), directly or indirectly, (i) asserting any Released Claims, or commencing, instituting or causing to be commenced, or continuing with, any claim, action or Proceeding for a Released Claim, and this Agreement may be raised by any Releasee as an estoppel to any such claim, action or Proceeding and (ii) making any claim or commencing any action or Proceeding against any Person (or assisting or encouraging any other Person in connection therewith) in which any claim, action or Proceeding would arise against any Releasee for contribution or indemnity or other relief from, over and against any Releasee or which otherwise results in a Releasee suffering or incurring any Losses, whether under common Law, equity, statute, Contract or otherwise, with respect to a Released Claim. It is the intention of each Party and such Party’s other Releasing Parties that the release described in this Section 6.1 be effective as a bar to each Released Claim hereinabove specified. In furtherance of this intention, each Party, on its own behalf and on behalf of such Party’s other Releasing Parties, expressly waives any and all rights and benefits conferred upon any of them by the provisions of applicable Law with respect to any Released Claim and such Party, on its own behalf and on behalf of such Party’s other Releasing Parties, expressly consents that the release described in this Section 6.1 shall be given full force and effect according to each and all of its express terms and provisions.
(d)    Each Party acknowledges and understands that such Party and such Party’s other Releasing Parties may hereafter discover facts in addition to, or different from, those that such Party or such Party’s other Releasing Parties now know or believe to be true with respect to the subject matter of the Released Claims, and each Party, on such Party’s own behalf and on behalf of such Party’s other

Releasing Parties, intends that the release set forth in this Section 6.1 shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts. In furtherance of the foregoing intention, each Party, on such Party’s own behalf and on behalf of such Party’s other Releasing Parties, hereby waives and relinquishes any rights and benefits that any of them may have as a party granting a release of the Released Claims under any applicable Law of any jurisdiction to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of such release. Each Party, on such Party’s own behalf and on behalf of such Party’s other Releasing Parties, acknowledges that the Laws of many states (including but not limited to California) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Party, on such Party’s own behalf and on behalf of such Party’s other Releasing Parties, acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Party, on such Party’s own behalf and on behalf of such Party’s other Releasing Parties, agrees that such Party and such Party’s other Releasing Parties shall be deemed to waive (and hereby waive) any such provision with respect to the Released Claims.
(e)    By signing this Agreement, each Party acknowledges that such Party (i) has carefully read and fully understands all of the provisions and obligations set forth in this Section 6.1, (ii) knowingly and voluntarily agrees to all of the terms set forth in, and to be legally bound by, this Section 6.1 and (iii) has been advised and encouraged in writing (via this Agreement) to consult with an attorney prior to signing this Agreement. Nothing in this Section 6.1 constitutes an admission of liability by any Party and each Party hereby denies any liability or wrongdoing in connection with any of the Released Claims.
(f)    Each Party shall execute and deliver a reaffirmation or “bring-down” of the foregoing release at Closing in order to cover any Released Claims arising between the date hereof and the Closing, in the form attached hereto as Exhibit B.
The provisions of this Section 6.1 will inure to the benefit of the Indirect Sellers and their Affiliates, each of whom are intended to be, as applicable, third-party beneficiaries of this Section 6.1 entitled to rely on the releases of the parties herein.
Section 6.2    Confidentiality. Each Seller (on behalf of such Seller and, to the extent that such Seller would be responsible for the acts of the following Persons under principles of agency law, its partners, shareholders, members, Affiliates and Representatives) acknowledges the confidential and proprietary nature of the Confidential Information and shall, from the date hereof and continuing until the seventh (7th) anniversary of the Closing Date, (a) keep the Confidential Information confidential, (b) not use the Confidential Information for any reason or purpose and (c) without limiting the foregoing, not disclose the Confidential Information to any Person, except with the Purchaser’s or the Company’s prior written consent. Notwithstanding the foregoing or any provision contained herein, each Seller shall have the right to disclose any part of the Confidential Information (i) to a financial advisor, attorney or accountant who is subject to an obligation of confidence for the purpose of obtaining advice or services from such Person and (ii) in the performance of authorized duties in such Seller’s capacity as an employee of or consultant to the Purchaser or any of its Affiliates (including the Company and its Subsidiaries), if applicable. Notwithstanding the foregoing, the THL Investors or any of their Affiliates shall not be deemed to have received Confidential Information solely due to the fact that a Representative of such THL Investor or any of its Affiliates serves as a director of the Company, so long as such director does not provide Confidential Information to such THL Investor or any of its Affiliates. If any Seller becomes compelled in any Proceeding, or is required by law, to make any disclosure that is prohibited by this Section 6.2, then such Seller shall, to the extent legally permissible, provide the Purchaser with prompt written notice of such compulsion so that the Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.2. In the absence of a protective order or other remedy, such Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of such Seller’s counsel, such Seller is reasonably likely to be legally compelled to disclose; provided, however, that such Seller shall use its, her or his reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information. Purchaser and the Company further acknowledge that in the ordinary course of the business of the Indirect Sellers, the THL Investors and their Affiliates (including representatives of the foregoing and their Affiliates and any investment funds or entities advised by the Indirect Sellers or the THL Investors), the Indirect Sellers, the THL Investors or their Affiliates may, currently and in the future, pursue, investigate, acquire, sell, manage and serve on the boards of companies that are currently or may be potential competitors to the Company and this Section 6.2 shall not prohibit or restrict such activities. Purchaser and the Company acknowledge that the Confidential Information may enhance the Indirect Sellers’, the THL Investors’ and their Affiliates’ knowledge and understanding of the industry or business of the Company in a way that cannot be separated from such person’s other knowledge and Purchaser and the Company agree that this Section 6.2 shall not restrict the Indirect Sellers, the THL Investors or their Affiliates from using such knowledge and understanding for the consideration of, and decisions related to, other investments, provided, however, that the Indirect Sellers, the THL Investors or their Affiliates do not disclose Confidential Information. Nothing in this Section 6.2 shall diminish the protections and benefits under applicable Law to which any trade secret is entitled under applicable Law. No Person covered by this Section 6.2 may be held criminally or civilly liable under any federal or state trade secret Law, or otherwise in breach of this Section 6.2, for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of Law, or (ii) is made in a complaint or other document that is filed under seal in a Proceeding. The Parties shall and shall cause their respective Affiliates not to, directly or indirectly, disparage any other Party hereto or any of their respective Affiliates, or their businesses, including any of their respective products and services, either orally or in writing; provided, that nothing herein is intended to or shall preclude any Party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial or legal process or otherwise as required by applicable Laws. Purchaser agrees to provide the Indirect Sellers and the THL Investors with reasonable time to comment on any proposed press release or other public announcement of this Agreement and the transactions contemplated hereby in advance of issuance of such press release or other public announcement. Notwithstanding the foregoing, however, the foregoing obligation shall not apply to any information, statements or announcements by Purchaser concerning this Agreement, the Company or the transactions contemplated hereby to the extent (i) such information, statements or announcements are required to be disclosed by applicable Law or the rules or regulations of any securities exchange, (ii) Purchaser determines in its sole discretion that the inclusion of such information, statements or announcements in any securities filings or submissions or other disclosures is necessary or advisable under law or (iii) such information is publicly disclosed in connection with or as part of Purchaser’s ordinary course investor relations activities. Furthermore, each of the THL Investors and its Affiliates may disclose information on a confidential basis to its current and prospective partners, limited partners, lenders, members, stockholders and investors and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it, its current and prospective partners, limited partners, lenders, members, stockholders and investors, provided that the THL Investors shall inform each such Person of the agreement under this Section 6.2 and that the THL Investors and their Affiliates shall be responsible for any breaches or violations of this Section 6.2 by any such Person. The Parties acknowledge and agree that the provisions of this Section 6.2 shall supersede and replace the obligations of any Party pursuant to Section 9.4 of the Shareholders Agreement in all respects. Further, any Person covered by this Section 6.2 who files a lawsuit for retaliation by an employer for reporting a suspected violation of Law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the Proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Section 6.3    Investment Agreements and Equity Plans; Certain Waivers.
(a)    Each of the Purchaser, the THL Investors and the Company hereby acknowledge and agree that the execution of this Agreement by the Parties shall be deemed to constitute all “Required Consents” that may be required under the Shareholders Agreement and all similar consents or approvals that may be required under any other Contract to which any of the Parties are a party or applicable Law, in each case in order for the Parties to enter into this Agreement and to consummate the transactions contemplated hereby.
(b)    Each Party hereby waives any notices that may be required to have been given to such Party or any of its Affiliates in connection with or related to the execution of this Agreement or consummation of the transactions contemplated hereby under any of the Organizational Documents of the Company (including any provision of the Certificate of Designations, Preferences and Rights of 11% Series A Cumulative Perpetual Preferred Stock (as amended) of the Company), the Shareholders Agreement or any other Contract to which any such Party or any of its Affiliates is a party.
(c)    Each Party that is a party to any one or more of the Investment Agreements hereby agrees that each of the Investment Agreements to which such Party is a party is hereby terminated effective as of the Closing and no party to any of the Investment Agreements shall have any rights or obligations thereunder from and after the Closing.
(d)    Each Party that is a party to any one or more of the Management Stock Purchase Agreements hereby agrees that each of the Management Stock Purchase Agreements to which such Party is a party is hereby terminated effective as of the Closing and no party to any of the Management Stock Purchase Agreements shall have any rights or obligations thereunder from and after the Closing.
(e)    Each Seller who is a Participant in the 2023 Restricted Stock Incentive Plan (as “Participant” is defined in such plan), in view of the payments and other consideration received by such Seller pursuant to this Agreement, hereby (i) agrees that all awards or grants to such Seller under the 2023 Restricted Stock Incentive Plan are hereby cancelled, and (ii) agrees that such Seller has no further rights under any awards granted pursuant to the 2023 Restricted Stock Incentive Plan. Furthermore, each Seller who is a Participant in the 2018 Equity Incentive Plan (as “Participant” is defined in such plan) hereby acknowledges Section 3.2(c)(i)(C) of this Agreement, and each Seller who is a Participant in either Equity Plan hereby acknowledges that he or she has read Section 3.2(c)(i)(A) of this Agreement.
(f)    Each Seller hereby agrees that, (i) notwithstanding any provision to the contrary in any of the Organizational Documents of the Company, including any provision of the Certificate of Designations, Preferences and Rights of 11% Series A Cumulative Perpetual Preferred Stock (as amended) of the Company, the Company’s dividend, distribution or other payment obligations to each Seller under the Company’s Organizational Documents are hereby satisfied in full by the payment by the Purchaser of the Purchase Price as provided in this Agreement and (ii) to the extent any provision of any of the Organizational Documents of the Company may be construed to require payment of any dividends, distributions or other amounts to any Seller, such provision is hereby, fully and unconditionally, waived.
Section 6.4    Compensation. From the date hereof until the Closing or earlier termination of this Agreement, except as required by applicable Law or with the prior written consent of the Purchaser or the Board of Directors of the Company, the Company shall not, directly or indirectly, (i) increase the amount of any bonus, salary or other compensation payable to any employee of the Company or any of its

Subsidiaries or (ii) grant any unusual or extraordinary bonuses or incentives or equity awards to any employee of the Company or any of its Subsidiaries.
Section 6.5    Further Assurances. Each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement (including any further action requested by the Purchaser to evidence the termination of the Investment Agreements, the Management Stock Purchase Agreements and the Equity Plans (and any awards or award agreements thereunder) as provided in Section 6.3 and the completion of the Short-Form Merger).
Section 6.6    Cooperation. Subject to the Parties’ confidentiality obligations in Section 6.2, following the Closing Date, the Purchaser and the Company shall reasonably cooperate with and make available to the other Parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date that, in each case, are necessary in connection with the preparation of any tax returns and any tax inquiry, tax audit or tax investigation. Following the Closing Date, the Purchaser shall cause the Company to retain all applicable tax returns, books and records, and workpapers for any taxable period (or portion thereof) ending on or before the Closing Date for a period of at least seven (7) years following the Closing Date.
ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Indirect Seller GP (on behalf of the Sellers) and the Purchaser;
(b)    by either Indirect Seller GP (on behalf of the Sellers) or the Purchaser, by written notice to the other, if the Closing shall not have been consummated by August 1, 2025 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or
(c)     by the Purchaser or Indirect Seller GP (on behalf of the Sellers) in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VII, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except: (a) as set forth in this ARTICLE VII and ARTICLE VIII and (b) no such termination shall relieve any Party from Liability for any willful breach of any of its covenants or agreements under this Agreement (which shall be deemed to include the failure of a Party to consummate the transaction contemplated hereby as of the Closing Date) prior to the effective date of termination.

ARTICLE VIII
MISCELLANEOUS
Section 8.1    Assignment; No Third Party Rights. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; provided, however, that the Purchaser may assign or delegate all or part of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries or Affiliates without the prior written consent of any other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth herein, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and, except for the Releasees under Section 6.1, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.2    Choice of Law; Survival; Venue and Forum.
(a)    All matters relating to or arising out of this Agreement or any transactions contemplated by this Agreement and the rights of the Parties (whether sounding in contract, tort or otherwise) shall be governed by and construed and interpreted under the Laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other Law. The representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect for the maximum extent permitted by Law (including, for the avoidance of doubt, Section 8106(c) of Title 10 of the Delaware Code).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF DELAWARE OR OF THE UNITED STATES FOR THE DISTRICT OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH ON SCHEDULE A HERETO (OR, WITH RESPECT TO THE PURCHASER, AS SET FORTH IN SECTION 8.4) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.2(c).
Section 8.3    Entire Agreement; Amendments and Waivers. This Agreement and the other documents to be entered into or executed by the Parties in connection with this Agreement constitute the entire agreement among the Parties pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed by each of the Parties and, to the extent the Parties are seeking to amend a provision for which the Indirect Sellers are a third- party beneficiary as contemplated herein, the Indirect Sellers. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The provisions of this Section 8.3 will inure to the benefit of the Indirect Sellers and their Affiliates, each of whom are intended to be, as applicable, third-party beneficiaries of this Section 8.3 entitled to rely on the provisions herein.
Section 8.4    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to: (a) if to the Purchaser: Post Holdings, Inc., 2503 S. Hanley Road, St. Louis, MO 63144, Attention: Diedre J. Gray, EVP, General Counsel and Chief Administrative Officer, Secretary; E-mail: diedre.gray@postholdings.com; with a copy (which shall not constitute notice) to: Lewis Rice LLC, 600 Washington Avenue, Suite 2500, St. Louis, Missouri 63101; Attention: Tom W. Zook; Email: tzook@lewisrice.com; (b) if to any Seller: to the address for such Party set forth on Schedule A hereto; and in the case of the THL Investors, with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP, 333 West Wolf Point Plaza, Chicago, IL 60654; Attention: Ted M. Frankel, P.C., Christopher R. Elder, P.C, Ziyad Ziyadzade; E-mail: ted.frankel@kirkland.com; christopher.elder@kirkland.com; ziyad.ziyadzade@kirkland.com; or to such other address any Party may designate as to himself, herself or itself by written notice to the other Parties and in each case with copies to (x) the Indirect Sellers, to the address and E-mail specified in the Release Agreement; with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116, Attention: Kristen Grannis, John Miller, Joe Zujkowski; Email: kristen.grannis@lw.com; john.miller@lw.com; joe.zujkowski@lw.com and (y) Ropes & Gray LLP, 1211 6th Avenue, Avenue of the Americas, New York, NY 10036, Attention Ryan Preston Dahl, Email: ryan.dahl@ropesgray.com and/or (c) if to the Company, John Lavey, General Counsel, E-mail: john.lavey@8ave.com, 1400 S. Highway Dr., Fenton, MO 63026; with a copy to (which shall not constitute notice) to: Ropes & Gray LLP, 1211 6th Avenue, Avenue of the Americas, New York, NY 10036, Attention Ryan Preston Dahl, Email: ryan.dahl@ropesgray.com.
Section 8.5    Counterparts; PDF. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic (PDF) copy of this Agreement or of a signature of a Party shall be effective as an original.

Section 8.6    Expenses. Except as expressly provided herein, each Party shall pay his, her or its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect; provided, however, that (i) at or prior to the Closing, the Purchaser shall purchase, at its sole cost and expense, an extended reporting period endorsement (i.e., tail insurance) or its equivalent for the Company’s directors’ and officers’ insurance policy, which endorsement shall provide such Persons who are covered by the Company’s directors’ and officers’ insurance policy as of the date hereof with coverage for an aggregate period of six (6) years with respect to acts or omissions occurring or alleged to have occurred at or prior to the Closing in coverage and amount no less than the Company’s directors’ and officers’ insurance policy in place as of the date hereof, and (ii) the Purchaser shall be responsible for any transfer taxes payable as a result of any transactions contemplated by this Agreement, including the Share Purchase. The Purchaser shall prepare and file all necessary tax returns and other documentation with respect to any such transfer taxes.
Section 8.7    Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.8    Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non- breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non- breaching Party shall have the right, in addition to any other rights and remedies existing in his, her or its favor at law or in equity, to enforce his, her or its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: EVP, General Counsel & Chief Administrative
Officer, Secretary

[Signature Pages Continue]
Signature Page to Purchase Agreement

COMPANY:

8TH AVENUE FOOD & PROVISIONS, INC.

By:	/s/ Scott McNair
Name: Scott McNair
Title: Chief Executive Officer

[Signature Pages Continue]
Signature Page to Purchase Agreement

SELLERS:

THL EQUITY FUND VIII INVESTORS (PB), LLC

By:	/s/ Shari Wolkon
Name: Shari Wolkon
Title: President

Signature Page to Stock Purchase Agreement

SELLERS (continued):

THL EQUITY FUND VIII INVESTORS (PB2), LLC

By:	/s/ Shari Wolkon
Name: Shari Wolkon
Title: President
Signature Page to Stock Purchase Agreement

SELLERS (continued):

THL EQUITY FUND VIII INVESTORS (PB3), L.P.

By:	THL Equity Advisors VIII, LLC
Its:	General Partner

By:	Thomas H. Lee Partners, L.P.
Its:	Sole Member

By:	Thomas H. Lee Advisors, LLC
Its:	General Partner

By:	THL Holdco, LLC
Its:	Managing Member

By:	/s/ Shari Wolkon
Name:	Shari Wolkon
Title:	Authorized Signatory
Signature Page to Stock Purchase Agreement

SELLERS (continued):

THOMAS H. LEE EQUITY FUND VIII, L.P.

By:	THL Equity Advisors VIII, LLC
Its:	General Partner

By:	Thomas H. Lee Partners, L.P.
Its:	Sole Member

By:	Thomas H. Lee Advisors, LLC
Its:	General Partner

By:	THL Holdco, LLC
Its:	Managing Member

By:	/s/ Shari Wolkon
Name:	Shari Wolkon
Title:	Authorized Signatory
Signature Page to Stock Purchase Agreement

SELLERS (continued):

THOMAS H. LEE PARALLEL FUND VIII, L.P.

By:	THL Equity Advisors VIII, LLC
Its:	General Partner

By:	Thomas H. Lee Partners, L.P.
Its:	Sole Member

By:	Thomas H. Lee Advisors, LLC
Its:	General Partner

By:	THL Holdco, LLC
Its:	Managing Member

By:	/s/ Shari Wolkon
Name:	Shari Wolkon
Title:	Authorized Signatory
Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Jim Dwyer
JIM DWYER

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Marcel Tayssoun
MARCEL TAYSSOUN

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Scott McNair
SCOTT MCNAIR

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Julie Burns
JULIE BURNS

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Craig Cohen
CRAIG COHEN

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ John Lavey
JOHN LAVEY

Signature Page to Stock Purchase Agreement

SELLERS (continued):

/s/ Lou Arace
LOU ARACE

Signature Page to Stock Purchase Agreement